Exhibit 3.26

Koppers Luxembourg S.à.r.l.

Société à responsabilité limitée

Limited Liability Company

Siège social: L-1855 Luxembourg

46A, Avenue J.F. Kennedy

CONSTITUTION d’une Société à Responsabilité Limitée

du 10 fevrier 2005

Numero 16.758

In the year two thousand and five, on the tenth of February.

Before Maître Paul Bettingen, notary public residing at Niederanven, Grand-Duchy or Luxembourg, undersigned.

THERE APPEARED

WORLD WIDE VENTURES CORPORATION, a company incorporated and organized under the laws of the United States of America, having its registered office at 436 Seventh Avenue, Pittsburgh PA 15219, United States, employer identification number 51-0340346.

Here represented by MANACOR (Luxembourg) SA, having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, duly represented by Mr. Patrick VAN DENZEN and Mr. Frank VERDIER professionally residing in Luxembourg, by virtue of a proxy given under private seal.

The before said proxy, being initialled “ne varietur” by the appearing party and the undersigned notary, shall remain annexed to the present deed to be filed at the same time with the registration authorities.

Such appearing party, acting in the here-above stated capacity, has requested the officiating notary to document the following articles of incorporation of a “Société à responsabilité limitée”, private limited liability company (the “Articles”), it deem to incorporate as shareholder or with any person or entity which may become shareholder of this company in the future.

ART. 1.–NAME

There is hereby formed a “Société à responsabilité limitée”, private limited liability company under the name “Koppers Luxembourg S.à r.l.” (the “Company”) governed by the present Articles of incorporation and by current Luxembourg laws, and in particular the law of August 10th, 1915 on commercial companies (the “Law”), and the law of September 18th, 1933 and of December 28th, 1992 on “Sociétés à responsabilité limitée”.

ART. 2.–OBJECT

The object of the Company is to take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises and to acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights, patents and licences, and other property, rights and interest in property as the Company shall deem fit, and generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same; to enter into, assist or participate in financial, commercial and other transactions, and to grant to any holding company, subsidiary, or affiliated company, or any other company associated in any way with the Company, or the said holding company, subsidiary or affiliated company, in which the Company has a direct or indirect financial interest, any assistance, loans, advances or guarantees; to borrow and raise money in any manner and to secure the repayment of any money borrowed; finally to perform any and all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose, without taking advantage however of the Act of July 31st, 1929 on Holding Companies.

ART 3.–REGISTERED OFFICE

The Company has its registered office in the City of Luxembourg, Grand Duchy of Luxembourg.

The registered office of the Company may be transferred within, the municipality of Luxembourg by decision of the board of managers.

The registered office of the Company may be transferred to any other place in the Grand Duchy of Luxembourg or abroad by means of a resolution of an extraordinary general meeting of shareholder(s) deliberating in the manner provided by the Law.

The Company may have offices and branches (whether or not a permanent establishment) both in Luxembourg and abroad,

In the event that the board of managers should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding, the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of managers of the Company.

ART 4.–DURATION

The Company is established-for an unlimited duration.

The life of the Company does not cone to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder.

ART 5.–CAPITAL

The capital of the Company is set at USD 19,950.- (nineteen thousand nine hundred fifty US Dollars) represented by 399 (three hundred ninety nine) shares with a nominal value of USD 50.- (fifty US Dollars) each.

The share capital of the Company may be increased or reduced by a resolution of the general meeting of shareholder(s) adopted in the same manlier required for amendment of the Articles.

ART 6.–SHARES

Each share of the Company confers an identical voting right and each shareholder has voting rights commensurate to his shareholding;

The shares are freely transferable among the shareholders.

Shares may not be transferred to non-shareholders unless shareholders representing at least three-quarter of the share capital shall have agreed thereto in a general meeting.

Furthermore it is referred to the provisions of articles 189 and 190 of the Law.

The shares are indivisible with regard to the Company, which admits only one owner per share.

The Company shall have power to redeem its own shares. Such redemption shall be carried out by a unanimous resolution of an extraordinary general meeting of the shareholder(s), representing the entirety or the subscribed capital of the Company,

ART 7.–MANAGEMENT

The Company is managed by one or several managers. In case of plurality of managers, the Company shall be managed by a Board of managers composed or at least three members and composed of two classes of managers (A and B).

The manager(s) need not be shareholders of the Company.

The managers shall be appointed for an unlimited duration, and their remuneration determined, by a resolution of the general meeting of shareholders taken by simple majority of the votes cast, or, in case of sole shareholder, by decision or the sole shareholder. The general meeting or shareholders or the sole shareholder (as the case may be) may, at any time and ad nutum, remove and replace any manager.

All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders or to the sole shareholder (as the case may be) fall within the competence of the board of managers.

ART 8.–REPRESENTATION

The signature or the sole manager shall bind the Company. In the case of plurality of managers, the Company shall be bound at any time by the joint signature of a class A manager together with a class B manager or by the joint signature of two managers B for any engagement under an amount previously determined by the board of managers. The board of managers may from time to time sub-delegate its powers for specific tasks to one or several ad hoc agent(s) who need not be shareholder(s) or manager(s) of the Company.

The board of managers will determine the pourers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency.

ART 9.–PROCEDURE

In case of plurality of managers, the board of managers shall choose from among its members a chairman. It may also choose a secretary, who need not be a manager, who shall be responsible for keeping the minutes of the meetings of the board of managers.

The board of managers shall meet when convened by one manager.

Notice of any meeting of the board of managers shall be given to all managers in advance of the time set for such meeting except in the event of emergency, the nature of which is to be set forth in the minute of the meeting.

Any such notice shall specify the time and place of the meeting and the nature of the business to be transacted.

Notice can be given, to each manager by word of mouth, in writing or by fax, cable, telegram, telex, electronic means.

The notice may be waived by the consent, in writing or by fax oral y other electronic means of communication of each manager.

The meeting will be duly held without prior notice if all the managers are present or duly represented.

A majority of managers present in person, by proxy or by representative are a quorum, provided that there is one class A manager and one class B manager present.

Any manager may tat at any meeting of managers by appointing in writing or by fax or any other electronic means of communication, another manager as his proxy. A manager may represent more than one manager.

Any and all managers may participate in a meeting of the board of managers by phone, videoconference, or electronic means allowing all persons participating in the meeting to hear each, other at the same time. Such participation in a meeting is deemed equivalent to participation in person at a meeting of the managers.

Except as otherwise required by these Articles, decisions of the board are adopted by at least a simple majority of the managers present or represented and composed of at least one vote of each class of managers.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at a meeting of the board of managers.

In such cases, resolutions or decisions shall be expressly taken, either formulated in writing by circular way, transmitted by ordinary mail, electronic mail or fax, or by phone, teleconferencing or and other suitable telecommunication means.

A written resolution can be documented in a single document or in several separate documents having the same content.

The deliberations of the board of managers shall be recorded in the minutes, which have to be signed by the chairman.

ART 10.–LIABILITY OF THE MANAGERS

Any manager does not contract in his function any personal obligation concerning the commitments regularly taken by him in the name of the Company; as a representative of the Company he is only responsible for the execution of his mandate.

ART 11.–GENERAL MEETINGS OF SHAREHOLDERS

General meetings of shareholders are convened by the board of managers, failing which by shareholders representing more than half of the capital of the Company.

Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall specify the time and place of the meeting.

If all shareholders are present or represented at the general meeting and state that they have been duly informed on the agenda of the meeting, the general meeting may be held without prior notice.

Any shareholder may act at any general meeting by appointing in writing another person who needs not be shareholder.

Resolutions at the meetings of shareholders are validly taken in so far as they are adopted by shareholders representing more than half of the share capital of the Company.

However, resolutions to amend the Articles shall only be taken by an extraordinary general meeting of shareholder(s) at a majority in number of shareholders representing at least three-quarters of the share capital of the Company.

A sole shareholder exercises alone the powers devolved tip the meeting of shareholders by the provisions of the Law.

As a consequence thereof; the sole shareholder takes all decisions that exceed the powers of the board of managers.

ART 12.–ANNUAL GENERAL MEETING

An annual general meeting of shareholders approving the annual accounts shall be held annually, at the latest within six months after the close of the accounting year at the registered office of the Company or at such other place as may be specified in the notice of the meeting.

ART 13.–FINANCIAL YEAR

The Company’s financial year begins on the 1st January and closes on the 31st December.

ART 14.–ANNUAL ACCOUNTS

At the end of each financial year, the board of managers will draw up the annual accounts of the Company which will contain a record of the properties of the Company together with its debts and liabilities.

Each shareholder may inspect annual accounts at the registered office of the Company.

ART 15.–SUPERVISION OF THE COMPANY

If the shareholders number exceeds Twenty-five, the supervision of the Company shall be entrusted to one or more statutory auditor (commissaire), who may or may not be shareholder(s).

Each statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders following, appointment.

At the end of this period, the statutory auditors) can be renewed in its/their function by a new resolution of the general meeting of shareholders.

Where the thresholds of article 215 of the Law of 1989 on the commercial companies are met, the Company shall have its annual accounts audited by one or more qualified auditor (reviseurs d’entreprises) appointed by the general meeting of shareholders or the sole shareholder (as the case may be) amongst the members of the “Institut des reviseurs d’entreprises”.

Notwithstanding the thresholds above mentioned, at any time, one or more qualified auditor may be appointed by resolution of the general meeting of shareholders or of the sole shareholder (as the case may he) that shall decide the terns and conditions of his/their mandate.

ART 16.–ALLOCATION OF PROFITS

The credit balance of the profit and loss account, after deduction of the expenses, costs; amortizations, charges and provisions represents the net profit of the Company.

Every year, five percent (5%) of the net profit will be transferred to the legal reserve. This deduction ceases to be compulsory when the legal reserve amounts to ten percent (10%) of the issued capital.

The general meeting of shareholders may decide, at the majority vote determined by the Law, that the excess be distributed to the shareholders proportionally to the shares they hold, as dividends or be carried forward or transferred to an extraordinary reserve.

ART 17.–INTERIM DIVIDENDS

Notwithstanding the provisions of article 16 of the Articles and subject to the prior approval or ratification by the general meeting of shareholders, the board of managers may decide to pay interim dividends before the end of the current financial year, on the basis of a statement of accounts showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by carried forward profits and distributable reserves, but decreased by carried forward losses and sums to be allocated to a reserve to be established according to the Law or the Articles.

ART 18.–WINDING-UP–LIQUIDATION

The general meeting of shareholders at the majority vote determined by the Law, or the sole shareholder (as the case may be) may decide, the dissolution and the liquidation of the Company as well as the terms thereof.

The liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of shareholders or the sole shareholder (as the case may be) which will specify their powers and determine their remuneration.

When the liquidation of the Company is closed, the assets of the Company will be allocated to the shareholder(s) proportionally to the shares they hold.

ART 19.–GENERAL PROVISION

Reference is made to the provisions of the Law for which no specific provision is made in these Articles.

SUBSCRIPTION AND PAYMENT

The 399 (three hundred ninety nine) shares have been subscribed as follows:

WORLD WIDE VENTURES CORPORATION, prenamed, 399 shares

All the shares so subscribed are fully paid up in cash so that the amount of USD 19,950,- (nineteen thousand nine hundred fifty US Dollars) is as of now available to the Company, as it has been justified to the undersigned notary.

TRANSITORY MEASURES

Exceptionally the first financial year shall begin today and end on the 31st day of December 2005.

ESTIMATE OF COSTS

The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the Company or which shall be charged to it in connection with its incorporation, have been estimated at about one thousand seven hundred cures (1,700.-EUR.).

EXTRAORDINARY GENERAL MEETING

Immediately after the incorporation of the Company, the above-named person, representing the entirety of the subscribed capital and exercising the powers devolved to the meeting passed the following resolutions:

1) Are appointed as A-class managers for an undetermined duration:

- Mrs Claire SCHAMING, born in Pennsylvania on 22nd April 1953, residing at 436 Seventh Avenue., Pittsburgh PA 15219, Etats-Unis.

- Mr William D. HEINRICHER, born in Pennsylvania on 14th November 1958, residing at 436 Seventh Avenue, Pittsburgh PA 15219, Etats-Unis.

2) Are appointed as B-class managers for an undetermined duration:

- Mr Robert-Jan SCHOL, born on August 1st 1959 in Delft (NL), residing professionally at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg.

- Mr Patrick Leonardus Cornelis VAN DENZEN, born on February 28, 1971 in Geelen (NL), residing professionally at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg.

- Mr Paul VAN BAARLE, born on September 15, 1958 in Rotterdam (NL), residing professionally at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg

3) The Company shall have its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg.

The undersigned notary who understands and speaks English, hereby states that on request of the, above appearing persons, the present incorporation deed is worded in English, followed by a French version; on request of the same persons and in case of discrepancies between the English and the French text, the English version will prevail.

In faith or which we, the undersigned notary have set hand and seal in Luxembourg-City.

On the day named at the beginning of this document.

The document having been read to the proxy holder, said person signed with us, the Notary, the present original deed.